Exhibit 99.1

News Release

Media Contacts: Mark Bette (312) 444-2301 Mark_Bette@ntrs.com	Doug Holt (312) 557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

FOR IMMEDIATE RELEASE

Northern Trust Announces Redemption of Series C Preferred Stock

CHICAGO, November 5, 2019 – Northern Trust Corporation (Nasdaq: NTRS) today announced the redemption on January 1, 2020 (the “Redemption Date”), of all 16,000 outstanding shares of its Series C Non-Cumulative Perpetual Preferred Stock, $25,000 liquidation preference per share (the “Series C Preferred Stock”), and the corresponding redemption of all 16,000,000 outstanding depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Series C Preferred Stock. The Depositary Shares are currently traded on the NASDAQ Global Select Market under the symbol “NTRSP” (CUSIP No. 665859872). The Depositary Shares will be redeemed at a redemption price of $25.00 per Depositary Share. Such redemption price does not include the regular quarterly dividend of $0.365625 per Depositary Share that was previously declared and will be paid on the Redemption Date in the ordinary course to holders of record as of December 15, 2019.

On and after the Redemption Date, the Series C Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on the Series C Preferred Stock.

The Depositary Shares are held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Equiniti Trust Company, Northern Trust’s redemption agent for the Depositary Shares. Questions about the notice of redemption and related materials should be directed to EQ Shareowner Services by mail at P.O. Box 64858, St. Paul, MN, 55164-0858, Attention: Corporate Actions; by overnight courier at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN, 55120-4100, Attention: Corporate Actions; or by telephone at (800) 468-9716.

This press release does not constitute a notice of redemption under the certificate of designation governing the Series C Preferred Stock or the deposit agreement governing the Depositary Shares.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has a global presence with offices in 21 U.S. states and Washington, D.C., and across 23 locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of September 30, 2019, Northern Trust had assets under custody/administration of US $11.6 trillion, and assets under management of US $1.2 trillion. For 130 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit northerntrust.com or follow us on Twitter @NorthernTrust.

Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at http://www.northerntrust.com/disclosures.

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